Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3 and related Prospectus of Magna Entertainment Corp. for the registration of class A subordinate voting stock, class B stock, preferred stock, securities warrants, purchase contracts and purchase units, rights and units and to the incorporation by reference therein of our report dated February 3, 2006 (except for note 20(a)(i) as to which the date is February 9, 2006 and Note 23 as to which the date is March 15, 2006, with respect to the consolidated financial statements and schedules of Magna Entertainment Corp., Magna Entertainment Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Magna Entertainment Corp.,  included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Toronto, Canada
February 20, 2007